ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of May 8th, 2018 by and among Astro Aerospace, Inc., a Nevada corporation ("Purchaser") and Confida Aerospace, Ltd.

RECITALS

A. The Seller is engaged in the business of designing, building and marketing drones (the "Business").

B. Purchaser desires to purchase the assets of the Business in order to utilize the assets to engage in the Business and the Seller desires to sell, certain of assets of the Seller, for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF THE ASSETS

1.1 Sale and Delivery of the Assets

Subject to the terms and conditions hereof, on the Closing Date (as defined below at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Seller, free and clear of all liens, liabilities, security interests, leasehold interests and encumbrances of any nature whatsoever (except as otherwise expressly provided herein), all of the properties, assets and other claims, rights and interests of the Seller which are necessary to conduct the Business as it is conducted as of the date hereof, whether reflected on the financial statements of Seller or not, of whatever kind, character or description, whether real, personal or mixed, tangible or intangible, wherever situated, including without limitation:

(i) all rights under all contracts, agreements, licenses, customer sales agreements and other instruments related to the Business, to which Seller is a party, including, without limitation, those set forth on Schedule A attached hereto (collectively, the "Contract Rights");

(ii) all correspondence; production records; technical, accounting, manufacturing and procedural manuals; and other useful business records, including electronic media, and any confidential or other information which has been reduced to writing, utilized in the conduct of or relating to the Business, subject to the Seller's right to retain copies thereof which the Seller reasonably requires for its ongoing operation, winding-up or dissolution;

(iii) all right, title and interest of Seller in and to all intangible property rights relating to the Business, including, but not limited to, inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, copyrights, copyright registrations, technical expertise, research data and other similar property and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas, including without limitation, those set forth on Schedule A attached hereto (collectively, the "Intellectual Property").

(b) The Contract Rights, Intellectual Property, and other properties, assets and business of the Seller described in Section 1.1 (a) above, shall be referred to collectively as the "Assets."

1.2 **Further Assurances.**

(a) At the Closing, the Seller shall execute and deliver a Bill of Sale substantially in the form attached hereto as Schedule B hereof. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, the Seller shall promptly shall execute and deliver such assignments of leases and other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Purchaser may reasonably request to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Assets and the Business, to put the Purchaser in actual possession and operating control thereof, to assist Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

(b) The Seller and Purchaser each will use its best efforts to obtain as promptly as possible written consents to the transfer, assignment or sublicense to Purchaser of all agreements, commitments, purchase orders, contracts, licenses, rights and other contract

documents being transferred pursuant to Section 1.1(a) hereof where the approval or other consent of any other person is required. If any such approval or consent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or other consent, the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide Purchaser with substantially the same economic benefits as if such approval or other consent had been obtained and the transfer effected on or before the date hereof.

1.3 **No Assumption of Liabilities.**

Except as set forth in this Section 1.30, Purchaser shall not assume any of the liabilities of the Seller and shall purchase the Assets free and clear of all liens, mortgages, security interests, encumbrances and claims and the Seller represents, warrants and agrees that Seller shall not be or become liable for any claims, demands, liabilities or obligations not expressly assumed in this Agreement of any kind whatsoever arising out of or relating to the conduct of the Business by Seller, the Assets, or otherwise owed by Seller relating to periods prior to the date hereof. Without limiting the foregoing, Purchaser shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller. Notwithstanding anything to the contrary contained in this Section, Purchaser shall assume any debts incurred by Seller in the last ninety (90) days relating to drone development, not to exceed CN200,000.

1.4 **Purchase Price.**

In consideration of the purchase of the Assets by the Purchaser, Purchaser shall pay and deliver to Seller (the "Purchase Price") a total of 10,000 newly issued shares (the "Purchase Price Shares") of Purchaser's Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock shall have the rights and privileges described in the Certificate of Designation for the Series B Preferred Stock attached hereto as Schedule C hereto.

1.5 **The Closing**

The closing of this Agreement (the "Closing") shall occur on May 8th, 2018 (the "Closing Date") at 10:00 a.m. local time at the offices of Cyruli Shanks Hart & Zizmor, LLP, or such other time or location as the parties hereto shall agree.

1.6 **Tax and Accounting Consequences**

It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt

this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date of this Agreement and as of the Closing, Seller represents and warrants to Purchaser, all as follows in this Article II (which representations and warranties shall survive the Closing to the extent provided in Section 10.3 hereof):

2.1 **Organization.** Seller is a corporation duly organized, validly existing and in good standing under the laws of Ontario, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby.

2.2 **Authorization**

This Agreement has been, and will be, on the Closing Date, duly executed and delivered by Seller, and this Agreement is, and will be, on the Closing Date, a legal, valid and binding obligation of Seller, enforceable against each of them in accordance with their respective terms of this Agreement, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.3 **No Approvals or Notices Required; No Conflicts With Instruments**

The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Seller, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person") (the consent of all such Persons to be duly obtained by Seller at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Seller are a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of Seller, (e) conflict with or result in a breach of or constitute a default

under any provision of the Certificate of Incorporation or By-Laws of Seller, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Seller.

2.4 **Ownership of the Assets.** Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to Purchaser good and marketable title to all Assets, which at the Closing will be free and clear of all Encumbrances. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to all Assets in Purchaser, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

2.5 Intellectual Property

(a) The Intellectual Property is described in reasonable detail on Schedule A. Seller owns, on an exclusive basis, free and clear of all Liens, the Intellectual Property. Seller does not (and is not required to) pay any royalty or other participation to any Person with respect to the Intellectual Property nor has it licensed any Person to use the any of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not materially conflict with, alter or impair any of the Intellectual Property. No claims are pending or, to the knowledge of Seller, threatened, asserting that Seller is infringing the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, no Person is infringing the rights of Seller with respect to any Intellectual Property. No Person may reasonably claim that any use or exploitation of the Intellectual Property infringes upon any copyright, patent, trade secret or other intellectual property right of any such Person, or violates the right of privacy, any common law rights or any other rights of any such Person. Seller has taken all reasonable and customary security measures to protect the secrecy, confidentiality and value of its trade secrets (including requiring all employees and consultants to execute and deliver binding agreements relating to non-disclosure of confidential information and assignments of inventions). No Intellectual Property has been disclosed to any Person who is not an officer or employee of Seller or an independent contractor who provided services to Seller and, in each case, such Person executed a "work for hire" or invention assignment agreement or similar agreement in form and substance satisfactory to Purchaser. All Intellectual Property was developed by Persons who were employees of Seller or who were independent contractors pursuant to valid and enforceable "work made for hire" and invention assignment agreements.

(b) Seller is the unrestricted owner of the Intellectual Property and has good and marketable title to all of the Intellectual Property free and clear of all Liens.

2.6 Brokers and Finders

Seller represents and warrants, that neither the Seller nor any director, officer, agent or employee acting on behalf of Seller has retained any broker or finder in connection with the transactions contemplated by this Agreement.

2.7 Investment Representations

Seller represents:

(a) Investment. Seller shall receive the Purchase Price Shares with no intention of distributing or reselling the Purchase Price Shares or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of

the United States or any state thereof, without prejudice, however, to the Seller's rights at all times to sell or otherwise dispose of all or any part of the Purchase Price Shares under an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

(b) Exempt Transaction. Seller understands that the Purchase Price Shares or to be received by the Seller pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the Seller will have to hold the Purchase Price Shares and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

ARTICLE III- REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as is otherwise described in the applicable Schedules, Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Closing, all as follows in this Article III:

3.1 Organization, Good Standing

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the States of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

3.2 Authority

Purchaser has full corporate power and authority to execute, deliver and perform this Agreement to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and will be, on the Closing Date, duly executed and delivered by Purchaser, and this Agreement is, and on the Closing Date, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.3 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement by Purchaser, the issuance of the Purchase Price Shares and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Purchaser, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Purchaser is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Purchaser or the Purchase Price Shares, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Purchaser, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Purchaser. No consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the issuance of the Purchase Price Shares or the consummation of the transactions contemplated herein.

3.4 Authorized Capital.

The authorized capital stock of Purchaser consists (a) 250,000,000 shares of common stock, $0.001 par value ("Purchaser Common Stock") and (b) 50,000,000 shares of preferred stock, $0.001 par value ("Purchaser Preferred Stock") of which 10,000,000 are designed as Series B Preferred Stock.

3.5 Legal Proceedings

There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of Purchaser, threatened against Purchaser before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of Purchaser, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation. There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which Purchaser is a party which involved the transactions contemplated herein or which would have a material adverse effect on Purchaser.

3.6 Brokers and Finders

Neither Purchaser, nor any of its directors, officers, agents or employees acting on behalf their behalf, has retained any broker or finder in connection with the transactions contemplated by this Agreement.

3.7 Duly Authorized.

As of the Closing, the issuance of the Purchaser Common Stock comprising the Purchase Price to the Seller will be duly authorized and, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Purchaser.

4.1 Accuracy of Representations and Warranties

The representations and warranties of Seller contained herein (including applicable Exhibits or Schedules) shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2 Performance of Agreement

Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

4.3 Seller's Stockholder's Approval

The Seller's Stockholder's shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with applicable law

concerning stockholder consents in lieu of stockholder meetings in Seller's state of incorporation.

4.4 Officers' Certificate

Seller shall have delivered to Purchaser a certificate of its President dated the Closing Date, stating that the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.5 Material Change

From January 1, 2018 to the Closing Date, Seller shall not have suffered any Material Adverse Effect.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by on behalf of Seller, by the President of Seller.

5.1 Accuracy of Representations and Warranties

The representations and warranties of Purchaser contained herein shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

5.2 Performance of Agreement

Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

5.3 **Officers' Certificate**

Purchaser shall have each delivered to Seller a certificate, dated the Closing Date, stating that the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Purchaser and Seller.

6.1 **Legal Proceedings**

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement.

6.2 **Approvals and Consents**

All transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Seller, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

ARTICLE VII - COVENANTS

7.1 **Conduct of Business by Seller Pending the Closing.**

Prior to the Closing, unless Purchase shall otherwise agree or as otherwise contemplated by this Agreement:

(a) Seller shall promptly notify Purchaser of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of Seller.

7.2 Advice of Claims

From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

7.3 Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.4 No Offers

Unless this Agreement terminates pursuant to Article IX hereof, Seller shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of Seller or substantially all the assets of Seller or the business of Seller, and Seller shall immediately cease any current negotiations.

7.5 Confidentiality

In connection with the transactions contemplated herein, Purchaser and Seller are furnishing each other with certain information, which is either nonpublic, confidential or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the "Confidential Information". As used in this Agreement, the "representatives" of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys,

accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a) The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Purchaser and Seller, Purchaser and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c) In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d) This Section 7.5 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.6. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.6 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g) It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.6 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

7.6 Certain Provisions Related to Consents

Seller shall use its best efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement. Seller shall not obtain any consent that will affect Seller to its economic detriment. Seller shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that Seller shall not be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

7.7 Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement, to maintain for Purchaser full title to the Assets and to effect the transfer of the Assets to Purchaser and to effect the issuance

of the Purchase Price Shares to the Seller and to consummate any other transaction contemplated herein.

7.8 Notice of Certain Events.

Seller shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Seller if pending on the date of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII - DOCUMENTS DELIVERED AT CLOSING

8.1 Documents at Closing to Be Delivered By Seller.

Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

(a) a certificate executed by the President and Secretary of Seller to the effect that all representations and warranties made by Seller under this Agreement are true and correct as of the Closing, the same as though originally given to Purchaser on said date;

(b) the executed Bill of Sale;

(c) certified copies of resolutions adopted by the directors of Seller authorizing this transaction;

(d) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement; and

(e) all other items, the delivery of which is a condition precedent to the obligations of Purchaser as set forth herein.

8.2 Documents at Closing to Be Delivered By Purchaser.

Purchaser will deliver or cause to be delivered to Seller:

(a) stock certificates representing the Purchase Price Shares;

(b) certificates of the President of Purchaser, to the effect that all representations and warranties of Purchaser made under this Agreement are true and correct as of the Closing, the same as though originally given to Seller on said date;

(c) certified copies of resolutions adopted by Purchaser's boards of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(d) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

ARTICLE IX - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Seller and Purchaser; or

(b) by either Seller or Purchaser if the other parties shall have substantially and materially breached their agreements hereunder; provided. Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach. In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted.

In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement. All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE X - GENERAL

10.1 Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay their own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement (including legal and accounting fees and expenses).

10.2 Amendment

Purchaser and Seller may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

10.3 Indemnification and Survival of Warranties

10.3.1 (a) Seller agree to indemnify, Purchaser, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Seller in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Seller in this Agreement.

(b) Purchaser agrees to indemnify and to hold harmless Seller and its successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Purchaser in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Purchaser in this Agreement. The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

10.3.2 If any Person entitled to indemnification pursuant to Section 10.3.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees

hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

10.3.3 The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, Purchaser and Seller shall permit each other reasonable access, subject to the provisions of Section 7.7 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

10.3.4 The representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing.

10.6 Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

10.8 Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Nevada, as applied to contracts executed and to be fully performed in such state by citizens of such state.

10.9 Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

10.10 Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

Notices to Purchaser and the Seller shall be sent as follows:

To Purchaser:

Astro Aerospace

Bruce@flyastro.com

To Seller:

Michel Navone
Mnavone@confidaaero.com

10.11 **Publicity**

Seller shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Purchaser.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

(**Signature Page**)

ASTRO AEROSPACE, INC.

By: ______________________
Its President and CEO
Bruce Bent

CONFIDA AEROSPACE, LTD.

By: ______________________
Its Director
Lex Directors Ltd.

SCHEDULE A
ASSETS

DESCRIPTION OF ASSETS

Inventory

PassengerDrone Aircraft Prototype x1
PassengerDrone Battery packs x4
PassengerDrone Remote Control Base Station x1
PassengerDrone Propellers x16
PassengerDrone Carbon Fiber Motor Body x8

Hardware Designs

PassengerDrone Aircraft Prototype BluePrints
- Motor frame
- Battery frame

PassengerDrone Flight Controller
- Schematic design
- PCB design

PassengerDrone Fly-By-Wire Controller
- Schematic design
- PCB design

PassengerDrone Fiber Optic Bus
- Schematic design
- PCB design

PassengerDrone Brushless DC Motor Controller
- Schematic design
- PCB design

PassengerDrone Radio Communication Controller
- Schematic design
- PCB design

PassengerDrone Base Station Remote Controller
- Schematic design
- PCB design

Software Designs

PassengerDrone Flight Controller Firmware

- Inertial Measurement Unit – uses onboard available inertial sensors (3 axis gyroscope, 3 axis accelerometer, 3 axis magnetometer, barometric pressure sensor) to estimate PassengerDrone Aircraft Prototype attitude, heading and barometric altitude.

- Flight Control Algorithm – allows for attitude, heading and altitude control remotely piloted or from human person onboard of PassengerDrone Aircraft Prototype aerodynamically unstable design. Flight Control Algorithm uses modified and tuned, well known mathematical functions (including some available as open source) to achieve acceptable level of flight stability and control of PassengerDrone Aircraft Prototype.

- Telemetry Communication Protocols – allows for near real-time (with small latency) monitoring of flight parameters through established secured radio remote control link or through established network based (LTE 4G) communication link.

- Internal Communication Protocols based on single master, multiple slave fiber optic network – allows for simultaneous transferring of control data to actuators (motor controllers) from Flight Control Algorithm with minimum latency.

- PassengerDrone Flight Control Firmware provides optional onboard redundancy feature with using multiple Flight Controllers Hardware Boards and allows for future extension with GPS receiver for performing semi or fully autonomous flights.

- Embedded C

PassengerDrone Fly-By-Wire Controller Firmware

- Provides onboard flight control through dedicated flight stick, using redundant communication based on fiber optic network with PassengerDrone Flight Controller.

- Provides multiplexing of telemetry information received from PassengerDrone Flight Controller to dedicated Flight Control Avionics Displays.

- Embedded C

PassengerDrone Brushless DC Motor Controller firmware

- Highly efficient Field Oriented Control (Texas Instruments)
- Redundant Fiber Optic Communication Bus
- Embedded C

PassengerDrone Radio Communication Controller Firmware

- Proprietary Encrypted (AES) Frequency Hopping Protocol
- Embedded C

PassengerDrone Base Station Remote Controller Firmware

- Proprietary Encrypted (AES) Frequency Hopping Protocol
- Allows remote control using integrated thumb sticks or through externally connected HID device (i.e. Xbox gamepad controller)
- Embedded C

PassengerDrone Flight Control Avionics Displays Software

- Process and visualize onboard Flight Control Telemetry Information
- Runs on Linux platform, Python

PassengerDrone Ground Control Station Software

- Process and visualize remote Flight Control Telemetry Information
- Multiplatform Web Technology Based Software – allows for monitoring and control of multiple aircrafts flight parameters.
- 3d maps route planning
- 3d flights, routes visualization
- 3d models visualization
- Avionics visualization
- ADSB air traffic monitoring
- Weather monitoring
- Remote diagnostic tools

- User friendly touch screen interface
- Detailed log files
- Uses open source web tools and maps.
- Javascript (Web Browser), NodeJS (standalone, Desktop Windows, Linux)

Trademark (any registered or unregistered)

-Application No. 1852494 – PASSENGER DRONE & DESIGN SCHEDULE B

BILL OF SALE

CONFIDA AEROSPACE, LTD, an Ontario corporation (the "Seller"), in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by ASTRO AEROSPACE, INC., a Nevada corporation (the "Buyer") to the Seller, hereby sells, conveys, transfers, assigns and delivers to the Buyer, pursuant to and in furtherance of the Asset Purchase Agreement dated as of May 4, 2018, by and among the Seller and Buyer (the "Agreement"), all of the Seller's right, title and interest in and to the Assets (as such term is defined in the Agreement)

TO HAVE AND TO HOLD unto the Buyer, its successors and assigns, for their own use and benefit as set forth in the Agreement.

The Seller hereby constitutes and appoints the Buyer and its successors and assigns, as the attorney-in-fact of the Seller, with full power of substitution, to institute and prosecute, in the name of the Seller or the Buyer but on behalf of and for the benefit of the Buyer, and at the expense of the Buyer, all proceedings which the Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in or to the Assets and to defend and compromise any and all actions, suits or proceedings in connection with the Assets. The Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Seller in any manner or for any reason (including the dissolution of the Seller).

The Seller agrees that, at any time and from time to time after the delivery hereof, it will, upon the reasonable request and at the expense of the Buyer, take all appropriate actions and execute and deliver all appropriate documents, instruments and conveyances of any kind which may be desirable to carry out the provisions of this Bill of Sale.

Dated: May 8, 2018

CONFIDA AEROSPACE, LTD.,

By: ______________________

Title: Lex Directors Ltd.,
Director

SCHEDULE C

CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWER, PREFERENCES AND RELATIVE, PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED.

SERIES B CONVERTIBLE
PREFERRED STOCK
Par Value $0.001

OF

ASTRO AEROSPACE, INC.
Pursuant to Section NRS 78.1955

of the

Nevada Revised Statues

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on May 4, 2018, by the Board of Directors of Astro Aerospace, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation and in accordance with the provisions of the Nevada Revised Statues:

RESOLVED that pursuant to authority expressly granted to and vested in this Board of Directors of the Corporation in accordance with the Articles of Incorporation of the Corporation (the "Articles of Incorporation"), the issuance of a series of Convertible Series B Preferred Stock, par value $0.001, which shall consist of up to 10,000 of shares of Preferred Stock which the Corporation has authority to issue be, and the same hereby is, authorized, and this Board of Directors hereby fixes the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock) as follows:

1. Designation. There shall be a series of Convertible Preferred Stock designated as "Series B Convertible Preferred Stock" and the number of shares constituting that series shall by ten thousand (10,000) shares.

2. Dividend. The holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation
legally available therefor, dividends on a pro rata basis with all other holders of the Series B Preferred Stock and all holders of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such stock).

3. Voting. Except as may be otherwise provided herein or by law, the Series B Preferred Stock shall vote together with all others classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Stock (including fractions of a share) into which each share of Series B Preferred Stock is then convertible.

4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Preferred stock shall share pro rata with the holders of Common Stock, on an as if converted basis.

5. Conversions. The holders of shares of Series B Preferred Stock shall have the following conversion rights.

Each share of Series B Preferred Stock shall be convertible at any time, at the option of the holder thereof, and at the office of the Corporation or any transfer agent for such stock, into (a) one thousand three hundred and thirty-three (1,333) fully paid and non-assessable shares of Common Stock (the "Conversion Ratio") and (b) a five-year warrant to purchase one thousand three hundred and thirty-three (1,333) shares of the Common Stock at an exercise price per share of seventy-five ($0.75) cents (the "Warrant Exercise Price"). The Warrant Exercise Price shall be subject to adjustment as set forth below.

Any holder of Series B Preferred Stock desiring to convert its shares of Series B Preferred Stock may convert all or part of their shares of Series B Preferred Stock and (b)

Before any holder of Series B Preferred Stock shall be entitled to optional conversion of such Series B Preferred Stock into shares of Common Stock, such holder shall (i) surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, or (ii) notify the Corporation or its

transfer agent that such certificates have been lost, stolen or destroyed and execute an affidavit of lost certificate with respect to such certificate or certificates satisfactory to the Corporation, and give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(b) Adjustments for Combinations or Consolidations of Common Stock or Preferred Stock.

(1) Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock shall be subdivided (by reclassification, stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Ratio of the Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, (by reclassification, stock split or otherwise), into a lesser number of shares of Common Stock, the Conversion Ratio of the Series B Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

Notwithstanding anything to the contrary contained herein, there shall be no adjustment in the event if the outstanding shares of the common stock shall be combined or consolidated by reclassification, reverse stock split or otherwise, into a lesser number of shares of common stock. For the purpose of illustration, the Conversion Ratio shall be the same before as well as after any such reclassification, reverse stock split or otherwise.

(2) Adjustment for Mergers or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another Corporation or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Series B Preferred Stock shall be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to

changes in and other adjustments of the Conversion Ratios) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(c) No Impairment. The Corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the trading of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 5, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and, the Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

(e) Notice of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not out of earnings or earned surplus;

(ii) to offer for subscription prorata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common stock outstanding involving a change in the Common Stock; or

(iii) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then in connection with each such event, the Corporation shall send a written notice to the holders of the Series B Preferred Stock:

(1) at least twenty (20) days prior to the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of any of the matters referred to in subsection (iii) or (iv) above; and

(2) at least twenty (20) days prior to the date when any of the matters referred to in subsections (iii) or (iv) above shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation. In the event the notice requirements of this section are not complied with or waived, the Corporation shall forthwith either cause the closing of the transactions to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series B Preferred Stock shall revert to and be the same as the rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this section.

(f) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred

Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

6. Amendments. No provision of these terms of the Series B Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock.

IN WITNESS WHEREO, Astro Aerospace, Inc. has caused this certificate to be signed on this 8 th day of May, 2018.

ASTRO AEROSPACE, INC.

By: ______________________

Name:

Title: